Exhibit 99.1

STAAR Surgical Names Warren Foust Chief Operating Officer;

Magda Michna, Ph.D., Chief Clinical, Regulatory and Medical Affairs Officer

New Positions Demonstrate Increased Commitment and Focus on Continued Industry Leading Growth

LAKE FOREST, CA, March 29, 2023 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses for the eye, today announced Warren Foust has been named Chief Operating Officer and Magda Michna, Ph.D., has been named Chief Clinical, Regulatory and Medical Affairs Officer. Both positions will report to STAAR Surgical’s President and CEO, Tom Frinzi.

“The addition of two highly regarded ophthalmic leaders to our team exemplifies the success, momentum and opportunity for STAAR as we work with surgeons to expand the market for refractive vision correction with our proprietary EVO ICL lenses to the millions of people seeking visual freedom from contact lenses and glasses,” said Tom Frinzi, President and CEO of STAAR Surgical. “Warren will be integral to advancing our growth objectives, especially in the U.S., including many important aspects of our commercial and manufacturing operations. He is uniquely qualified to work with the U.S. surgeon community given his experience leading one of the world’s premier ophthalmic businesses. Dr. Michna is an important addition to overseeing and advancing our global clinical and regulatory pipeline, as well as adding to the published data supporting the clinical benefits of our lens technologies. My sincere gratitude to Denise McEachern, STAAR’s Global Head of Regulatory Affairs, who is planning to retire after successfully shepherding several STAAR medical devices through the regulatory process and approval. Today, STAAR is a company delivering industry leading growth and with increasing momentum for even greater growth. Our focus remains capturing the tremendous whitespace opportunity in front of us.”

Most recently, Warren Foust served as Worldwide President, Johnson & Johnson Vision, Surgical, since December 2019. At Johnson & Johnson, Warren managed the global surgical business with approximately $1.5 billion in annual sales and 5,000 employees. Prior to Johnson & Johnson Vision, Surgical, Warren served as Worldwide President of Mentor, a leading breast reconstruction and aesthetics business unit of Johnson & Johnson from 2018-2019, and Vice President, U.S. Sales and Marketing from 2015-2018. Prior to Mentor, Warren held various sales leadership roles at DePuy Synthes, also a company of Johnson & Johnson. He started his career at Roche Pharmaceuticals as a sales representative in 1999. Warren holds an MBA and bachelor’s degree from the University of Alabama.

Warren Foust, stated, “I am so grateful to be part of the ophthalmic community. It is an honor to work at STAAR. I believe STAAR has the right technology at the right time to establish a new standard of care for refractive vision correction. My focus will be on empowering our STAAR teams and equipping our surgeon customers with the tools they need to drive growth and adoption of the EVO family of lenses. I am also very happy to work with Tom again.”

Magda Michna, Ph.D. joins STAAR Surgical from AcuFocus, Inc. where she served as Chief Global Clinical, Medical and Regulatory Affairs Officer since April 2018. AcuFocus was acquired by Bausch & Lomb in January 2023. Prior to AcuFocus, Dr. Michna served as Chief Clinical Officer at Presbia. From 2012 to 2017, Dr. Michna led clinical development for many premium intraocular lens and other surgical device technologies supporting the Alcon Surgical franchise. Her industry career began as a Vision Scientist at VISTAKON®, a division of Johnson & Johnson Vision from 2008-2012, which she joined following an academic Research Fellowship with the Vision Research Group at McGill University’s Department of Ophthalmology from 2005-2008. Dr. Michna holds a Doctor of Philosophy degree in optical physics and a bachelor’s degree from the University of Melbourne, Australia.

Exhibit 99.1

"I have admired STAAR’s technology and its management team for several years and look forward to leading clinical, regulatory and medical affairs,” stated Magda Michna, Ph.D. “The safety and effectiveness of the EVO family of lenses is well established, and I am confident we can facilitate even broader awareness and understanding of the data within the ophthalmic community.”

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO ICL™ product line. More than 2,000,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

CONTACT: Investors

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Warren Foust, Chief Operating Officer, STAAR Surgical Company (Photo: Business Wire)

Exhibit 99.1

Magda Michna, Ph.D., Chief Clinical, Regulatory and Medical Affairs Officer, STAAR Surgical Company (Photo: Business Wire)